Royal Mines and Minerals Corp. Update

HENDERSON, NV--(Marketwire – 01/05/10) - Royal Mines and Minerals Corp. (OTC BB:RYMM – News) ("Royal Mines"), an exploration stage company, is pleased to announce that we have produced our first gold and silver from our electrowinning cell. We are working to optimize the cell and have encountered challenges using different types of anodes. Two types of anodes degraded prematurely in the process and another type prevented continuity in the plating process. Using 20% of the cell’s capability in combination with carbon fiber anodes and stainless steel cathodes we produced approximately 100 oz of silver and 6 oz of gold. We are confident that carbon fiber anodes perform well and are not degrading in solution and therefore, we are currently manufacturing additional carbon fiber anodes to maximize the electroplating cell’s capability.

We have also completed a test study along with Electrometals Technologies Ltd. (www.electrometals.com) to evaluate their EMEW® Cell technology. Their findings are positive and their conclusion is that the EMEW® Cell technology can efficiently recover precious metals from the Royal Mines EFFECT thiourea formula. We are working with Electrometals to develop a plan to incorporate their technology in our refinery.

We are continuing our due diligence of the Golden Anvil project in order to form a proposed 50/50 joint venture with Gold Anvil. Both Golden Anvil and Royal Mines staff are eager to formalize our relationship and scale up operations. In December 2009, we entered into a toll processing agreement for the processing of ore concentrates delivered by Golden Anvil at our Phoenix Facility. Under the toll processing agreement, we also agreed to loan $400,000 to Golden Anvil, of which $200,000 has been advanced to date to pay Golden Anvil’s costs to acquire additional land for the relocation of Golden Anvil’s ore concentrating facilities. The balance of the loan will be used to fund the relocation and upgrading of Golden Anvil’s ore concentrating facility. This relocation will allow Golden Anvil to expand current concentration activities from 24 tons per month up to 75 tons per month, with an estimated value of $7,000 per ton of concentrate. Mr. Ian Matheson, CEO of Royal Mines, has personally committed the initial $100,000 to this project, bringing his total personal investment in Royal Mines to $1,750,000.

We are in the process of evaluating placer mining projects in Idaho and Montana. The property owner is currently preparing material from the Idaho mining project for shipment to Nevada where we will run a concentration test using our gravity concentration equipment. If our test is successful, we will pursue a joint venture relationship with the property owner to set up a concentration circuit on site and ship concentrate to our refinery in Phoenix.

We have posted a video of our current refinery operations on our website to better illustrate our process to the public. See link: http://www.royalmmc.com/Royal%20Mines%20and%20Minerials%20Process-R1_0002.wmv

About Royal Mines and Minerals Corp.:

Royal Mines and Minerals Corp. is a minerals exploration company. Our primary objectives are to 1) commercially extract and refine precious and base metals from our own and others mining assets, 2) joint venture, acquire and develop mining projects in North America, and 3) generate ongoing revenues from the licensing of our proprietary, environmentally-friendly lixiviation process. We have not yet realized significant revenues from our primary objectives. Additional information is available on Royal Mines’ website at www.royalmmc.com and in its filings with the U.S. Securities and Exchange Commission.

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expects," "intends," "plans," "may," "could," "should," "anticipates," "likely," "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. In particular, there are no assurances that: (i) the proposed joint venture will be formalized on the terms contemplated or at all; or (ii) discussions with respect to the placer mining projects will lead to the formation of a joint venture on these projects.

Cautionary Note to Investors

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this press release, such as "reserves," "resources," "geologic resources," "proven," "probable," "measured," "indicated," and "inferred," that the SEC guidelines strictly prohibit us from including in our filings with the SEC. Investors are urged to consider closely the disclosure in our SEC filings, File No. 000-52391. You can review and obtain copies of these filings from the SEC's website at http://www.sec.gov/edgar.shtml.

Contact:

For more information contact:

Royal Mines and Minerals Corp.
Jason S. Mitchell
CFO, Secretary and Treasurer
(702) 588-5973
jmitchell@royalmmc.com